U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
February 7, 2007

MIDLAND INTERNATIONAL CORPORATION
(Exact name of small business issuer as specified in its charter)

Nevada	000-28315	84-1517404
State or other jurisdiction of incorporation)	Commission File Number	(IRS Employer ID No.)

12650 Jane Street
King City, Ontario, Canada L7B 1A3
 (Address of principal executive offices)

(905) 833-9845
(Issuer's Telephone Number)

Item 1.01 Entry into a Material Definitive Agreement

Effective February 13, 2007, we entered into an agreement (the “LCI Agreement”) with Lumonall Canada Inc. (“LCI”), whereby LCI did agree to assign to us an exclusive license for the pigments and production of the foil used in the manufacturing of photo luminous material (“PLM”) (the “Licensed Materials”), including the exclusive rights to use the Intellectual Property Rights in the United States, to manufacture goods utilizing the Licensed Materials in North America, as well as to distribute all goods derived from the Licensed Materials in Canada to all non-governmental entities. The License shall be in effect for a perpetual license term, unless sooner terminated in accordance with the relevant provisions of the LCI Agreement, which terms are consistent with similar agreements of this type. As a result, our Board of Directors has elected to implement a new business plan to market and sell the products derived from this license in the aforesaid geographic locations. A copy of this agreement is attached hereto as Exhibit 10.6.

In exchange for this license, we have agreed to pay the following: (i) A sign royalty of $2.00 (CN) per sign manufactured and sold by Licensee utilizing the Licensed Materials, not to exceed an aggregate of $1,000,000 (CN); (ii) A non-sign royalty equal to 1% of all net sales of all non-sign photo luminous products manufactured and sold by Licensee utilizing the Licensed Materials. The term “net sales” is defined as gross revenues, minus returns and early paid discounts, but shall not include our cost of sales, operating expenses or general and administrative expense; and (iii) an additional royalty not to exceed $500,000 (CN) from future profits derived by us, payable as 15% of earnings before interest, taxes, depreciation and amortization (“EBITDA”) and payable quarterly in arrears. As part of our obligation herein, we agreed to issue to LCI a $100,000 (US) promissory note, which note shall be unsecured, non-interest bearing and repayable in four installment payments of $25,000 per payment, due on or before May 31, 2007, August 31, 2007, November 30, 2007 and February 28, 2008. We have made the payment due May 31, 2007.

In addition, effective February 13, 2007, we entered into a Share Exchange Agreement with Prolink Holdings AS, a Norway corporation, (“Prolink”), wherein we acquired a 30% interest in Prolink Property Rights AS, a wholly owned subsidiary of Prolink in exchange for the issuance of 20,000,000 shares of our Common Stock. A copy of this agreement is attached to this report as Exhibit 10.7.

Item 3.02 Unregistered Sales of Equity Securities

On February 7, 2007 we agreed to issue 35,000,000 shares of our common stock to a group of investors led by John Simmonds in exchange for arranging certain debt forgiveness of related parties. John Simmonds, our Chief Executive Officer and a director negotiated the forgiveness of $300,000 in unpaid management fees to Wireless Age Communications, Inc., $175,000 in unpaid management fees to Simmonds Mercantile and Management Inc. and $36,000 in unpaid consulting fees to David Smardon.

In February 2007, our Board of Directors authorized a private placement of up to 20,000,000 common shares of our Common Stock at an offering price of $0.05 per share. As of the date of this report, we have sold an aggregate of 21,600,000 Common Shares ($1,080,000) to 30 “accredited investors” (as that term is defined under the Securities Act of 1933, as amended. We relied upon the exemption from registration provided by Regulations D and S to issue these securities.

Also, on March 29, 2007, we issued 20,000,000 shares of our Common Stock, valued at $100,000 to acquire a 30% investment in Prolink Property Rights AS, Norway. We relied upon the exemption from registration provided by Section 4/2 of the Securities Act of 1933, as amended, to issue these securities.

Item 5.01 Change in Control of Registrant.

As a result of the shares of Common Stock issued in accordance with Item 3.02, above, the following table sets forth certain information regarding ownership of our Company's Common Stock as of the date of this report, by (i) each person known to us to own beneficially more than 5% of our Common Stock, (ii) each director, (iii) each executive officer, and (iv) all directors and executive officers as a group. Share ownership is deemed to include all shares that may be acquired through the exercise or conversion of any other security immediately or within the next sixty days. Such shares that may be so acquired are also deemed outstanding for purposes of calculating the percentage of ownership for that individual or any group of which that individual is a member. Unless otherwise indicated, the shareholders listed possess sole voting and investment power with respect to the shares shown.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Ownership

Prolink Holdings AS Sikterigata 9 N-8622 Mo I Rana Norway	20,000,000	20.3%

John G. Simmonds (1)(2) 1640 16th Ave. King City, ON L7B 1A3	7,230,000(2)	7.4%

Carrie J. Weiler (1)(3) 69 McCutcheon Ave. Nobleton, ON L0G 1N0	1,972,000	2.0%

All executive officers and directors as a group (2 persons)	9,202,000	9.4%
_____________________

(*) Less than one percent.
(1)	Executive officer or director.
(2)	Includes 7,230,000 shares of Common Stock directly owned by John Simmonds.
(3)	Ms. Weiler beneficially owns such shares through Jancar Investments Corp., a corporation controlled by her.
_____________________

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective on February 7, 2007, Carrie Weiler was appointed a director of our Company. Also, on February 11, 2007, Messrs. David Smardon, Ken Adelberg, Ralph Hadley, Gregory Laborde and Italo Cerra resigned as directors of our Company. None of these individuals advised us of any disagreements that they had with us. Following the resignations the board of directors consisted of John Simmonds and Carrie Weiler. We are currently discussing adding additional directors as part of the implementation of our new business plan, described above under Item 1.01.

Item 9.01. Financial Statements and Exhibits.

(c). Exhibits.

Number	Exhibit

10.6	Exclusive License Agreement with Lumonall Canada Inc.

10.7	Share Exchange Agreement with Prolink Holdings AS

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MIDLAND INTERNATIONAL CORP. (Registrant)

Dated: July 12, 2007	By:	/s/ John G. Simmonds
John G. Simmonds, Chief Executive Officer